Exhibit 99.1

FOR IMMEDIATE RELEASE
Introgen Announces New Clinical Data Confirming ADVEXIN®
Survival Benefit
Biomarkers to Play Key Role in Phase 3 Analyses
AUSTIN, TX, December 11, 2006 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today important new ADVEXIN clinical data and regulatory updates. ADVEXIN delivers the tumor suppressor p53 that targets a fundamental molecular cancer defect and selectively kills cancer cells. Expanded p53 biomarker studies confirmed with high statistical significance the survival benefit of ADVEXIN therapy in patients with abnormal p53 function. The new results demonstrated that patients with the abnormal p53 biomarker in recurrent squamous cell carcinoma of the head and neck were most likely to have a survival benefit from their use of ADVEXIN therapy. The data was announced as Introgen prepares to initiate the analyses of Phase 3 clinical trial data in support of its registration of ADVEXIN. The U.S. Food and Drug Administration (FDA) has agreed to Introgen’s plans for incorporating p53 and other biomarker analyses in the evaluation of its ADVEXIN Phase 3 clinical trials in recurrent head and neck cancer.
Introgen has now analyzed additional head and neck cancer patients for the abnormal p53 molecular biomarker predictive of ADVEXIN activity. The prognostic p53 biomarker is detected in tumor tissues by a routine laboratory test. Tumor samples were evaluated for the abnormal p53 biomarker by an independent laboratory in 28 patients with recurrent head and neck cancer who were treated with ADVEXIN during Phase 2 clinical trials. The results confirm and extend previous ADVEXIN biomarker studies. The abnormal p53 biomarker was associated with statistically significant increases in tumor response and median survival following ADVEXIN treatment. Median survival of patients with tumors abnormally expressing p53 was 11.6 months compared to only 3.5 months in patients whose tumors had a normal p53 biomarker (p=0.0007). Tumor disease control was observed in 75 percent of patients with the abnormal p53 biomarker compared to 18 percent of patients with normal p53 (p=0.0063).
Introgen’s research demonstrates that the key biomarker that defines the target patient population benefiting most from ADVEXIN also identifies the patients who respond very poorly to standard therapies and need new treatment approaches. This research also shows that abnormal p53 function is a common and fundamental molecular defect that is a predictive marker for ADVEXIN efficacy, which is consistent with ADVEXIN’s mechanism of action — restoration of p53 function — and is an example of targeted molecular therapy. Introgen believes that the correlation of abnormal p53 protein levels with increased survival of patients treated with ADVEXIN provides compelling data to support its U.S. and European regulatory applications for treatment of head and neck cancer and reinforces its Exceptional Circumstances Approval application in Europe for treatment of Li Fraumeni Syndrome. Introgen believes the ADVEXIN biomarker results will support its efforts to bring ADVEXIN to the market as a personalized medicine.
The identification of prognostic indicators of ADVEXIN activity complies with recent FDA biomarker initiatives to accelerate the approval of oncology products by predicting the patient populations most likely to benefit from a specific cancer therapy. The FDA, the National Cancer Institute, and the Centers for Medicare & Medicaid Services previously announced the Oncology Biomarker Qualification Initiative to expedite the development of novel cancer treatments.
About Biomarkers
Biomarkers are tests or measurements that predict response to treatment. Molecular biomarkers include measurements of genetic markers or molecular pathways while clinical biomarkers refer to clinical history or clinical measurements. Introgen’s biomarkers include the identification of aberrant p53 function by detecting abnormally elevated levels of p53 protein in tumor tissue, a more inclusive indicator of p53 defects than the analysis of p53 mutations. Introgen believes that application of molecular and clinical biomarkers can predict the patients who are most likely to respond to ADVEXIN treatment.
About ADVEXIN
ADVEXIN p53 therapy is a targeted molecular therapy with broad applicability in a wide range of tumor types and clinical settings because it targets one of the most fundamental and common molecular defects, abnormal p53 tumor suppressor function, associated with cancer initiation, progression and treatment resistance. ADVEXIN has demonstrated increased survival and durable tumor growth control in recurrent head and neck cancer patients. ADVEXIN has demonstrated clinical activity in a number of solid tumor types in multiple phase 1, 2 and 3 clinical trials conducted worldwide. A request for accelerated approval for ADVEXIN is now pending at the FDA. The FDA has selected ADVEXIN for its fast track program to fill an unmet medical need and has designated ADVEXIN for orphan drug use for recurrent head and neck cancer.
Gendux AB, Introgen’s European subsidiary has been advised by the European Medicines Agency (EMEA) to file for ADVEXIN therapy marketing approval under the EMEA’s Exceptional Circumstances Approval provisions. The application will be for the use of ADVEXIN p53 therapy for the treatment of Li-Fraumeni Syndrome (LFS). LFS is a genetic disorder characterized by inherited mutations in the p53 tumor suppressor gene. Due to these mutations, LFS patients suffer from numerous cancers often presenting with tumors at an early age. The EMEA has granted orphan status to ADVEXIN for use in LFS. Exceptional Circumstances Approval provisions are designed to facilitate access to needed treatments for certain Orphan Medicinal Products. The EMEA has also invited a Marketing Authorization Application for the use of ADVEXIN in the treatment of head and neck cancer.
About Introgen
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle therapies to treat a wide range of cancers using tumor suppressors and cytokines. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its ADVEXIN clinical development program for the treatment of head and neck cancer and the agreement between the FDA and Introgen to incorporate p53 biomarker analysis into the evaluation of ADVEXIN Phase 3 clinical trials in recurrent head and neck cancer. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of protein-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com